MARCUM
ACCOUNTANTS ▲ ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enveric Biosciences, Inc. on Form S-3 of our report dated April 1, 2021, with respect to our audit of the consolidated financial statements of Enveric Biosciences, Inc. as of and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Marcum LLP

New York, NY
August 5, 2022